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                                                                                                               Nicor Gas Company
                                                                                                               Form 10-Q
                                                                                                               Exhibit 12.01

                                                             Nicor Gas Company
                                      Computation of Consolidated Ratio of Earnings to Fixed Charges
                                                                (thousands)
                                        Three           Twelve
                                    months ended    months ended                           Year Ended December 31
                                      March 31,       March 31,     -------------------------------------------------------------
                                        2004            2004            2003         2002         2001         2000        1999
                                    ------------    ------------    ----------  ----------   ----------   ----------   ----------
Earnings available to cover
  fixed charges:

  Net income                         $  36,470        $  77,991      $  83,000   $ 109,139    $  98,806    $ 12,584     $ 96,010

 Add: Income taxes                      20,474           45,118         48,035      64,325       57,000         520       55,809

       Fixed charges                    10,755           38,653         37,047      36,711       45,431      44,863       38,917

       Allowance for funds used
          during construction              (43)            (178)          (220)       (395)        (241)       (363)        (118)
                                    ------------    ------------     ----------  ----------   ----------   ---------   ----------
                                     $  67,656        $ 161,584      $ 167,862   $ 209,780    $ 200,996    $ 57,604    $ 190,618
                                    ============    ============     ==========  ==========   ==========   =========   ==========
Fixed charges:

  Interest on debt                   $   9,531        $  35,295      $  33,934   $  33,037    $  43,542    $ 42,365    $  39,245

  Other interest charges and
   amortization of debt discount,
   premium, and expense, net             1,224            3,358          3,113       3,674        1,889       2,498         (328)
                                    ------------    ------------     ----------  ----------   ----------  ----------  ----------
                                     $  10,755        $  38,653      $  37,047   $  36,711    $  45,431   $  44,863   $   38,917
                                    ============    ============     ==========  ==========   ==========  ==========  ==========

Ratio of earnings to fixed charges        6.29             4.18           4.53        5.71         4.42        1.28         4.90
                                    ============    ============     ==========  ==========   ==========  ==========  ==========
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